Filed Pursuant to 424(b)(2)
Registration Statement No. 333-132872

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 12, 2006

15,000,000 Shares of Common Stock

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this prospectus supplement refer to Peregrine Pharmaceuticals, Inc., a Delaware corporation.

This Prospectus Supplement and the attached Prospectus relate to the offering and sale of 9,285,714  shares of our common stock, par value $.001 per share, for net proceeds of $13,000,000 to Double U Master Fund LP, an institutional investor (the “Investor”), pursuant to the terms of a common stock purchase agreement dated June 16, 2006. The terms of the offering were negotiated between us and the Investor. No warrants were issued, nor were any commissions paid, in connection with this offering. After this offering, approximately 5.7 million shares of common stock are available and unissued under this Prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PPHM”. On June 16, 2006, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.65 per share. As of June 16, 2006, after giving effect to this offering, there are 188,702,218 shares of our common stock outstanding. The common stock sold under this prospectus supplement will be listed on The Nasdaq Capital Market after we notify The Nasdaq Capital Market that the shares have been issued.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE WITHOUT THE PROSPECTUS DATED APRIL 12, 2006, AND WE HAVE NOT AUTHORIZED ANYONE TO DELIVER OR USE THIS PROSPECTUS SUPPLEMENT WITHOUT THE PROSPECTUS. You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

The date of this prospectus supplement is June 19, 2006.

S-1

PROSPECTUS

15,000,000 Shares of Common Stock

This prospectus will allow us to issue, from time to time in one or more offerings, up to 15,000,000 shares of our common stock. In this prospectus, we sometimes refer to our common stock as the “securities.” Each time we sell securities:

•	we will provide a prospectus supplement; and

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document.

You should read this document and any prospectus supplement carefully before you invest.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq Capital Market under the symbol “PPHM”. On March 28, 2006, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.40 per share.

__________________________________

See “Risk Factors” beginning on page 4 to read about the risks you should consider before buying shares of our common stock.
_________________________________

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 12, 2006

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC or Commission, using the SEC’s shelf registration process. Each time we sell our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, we may update or supplement any prospectus supplement relating to a particular offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information about Peregrine Pharmaceuticals, Inc., to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

As used in this prospectus, the terms “we”, “us”, “our”, “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Avid Bioservices, Inc.

OUR BUSINESS

This is only a summary and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company primarily developing broad-based therapeutics for the treatment of cancer and viruses using targeted monoclonal antibodies. We are organized into two reportable operating segments: (i) Peregrine Pharmaceuticals, Inc. (“Peregrine”), the parent company, is engaged in the research and development of targeted broad-based therapeutics and (ii) Avid Bioservices, Inc. (“Avid”), our wholly owned subsidiary, is engaged in providing manufacturing expertise of biologics for biopharmaceutical and biotechnology companies, including Peregrine. The following table provides you with an overview of our products in clinical trials and the current clinical status of each trial:

Products in Clinical Trials
Technology Platform	Product Name	Disease / Indication	Stage of Development	Development Status Overview
Tumor Necrosis Therapy (“TNT”)	Cotara®	Brain Cancer	Phase II/III registration trial
Peregrine, in collaboration with New Approaches to Brain Tumor Therapy (“NABTT”), a brain tumor consortium, have initiated the first part of the Phase II/III product registration study to evaluate Cotara® for the treatment of brain cancer. This study is partially funded by the National Cancer Institute ("NCI”) and will treat up to 28 patients. The study is being conducted at the following four NABTT institutions: Wake Forest University, Emory University, University of Alabama at Birmingham and University of Pennsylvania.

Products in Clinical Trials
Technology Platform	Product Name	Disease / Indication	Stage of Development	Development Status Overview
Anti-Phospholipid Therapy	Tarvacin™ (bavituximab)	Advanced Solid Cancers	Phase I
This phase I clinical study is a single and repeat dose escalation study designed to enroll up to 28 patients with advanced solid tumors that no longer respond to standard cancer treatments. Patient enrollment is open at the following clinical sites: MD Anderson Cancer Center in Houston, Texas; Arizona Cancer Center in Tucson, Arizona; Premiere Oncology in Scottsdale, Arizona; Premiere Oncology in Santa Monica, California and; Scott & White Hospital & Clinic in Temple, Texas.

Anti-Phospholipid Therapy	Tarvacin™ (bavituximab)	Hepatitis C Virus	Phase I
This phase I clinical study is a single dose-escalation study in up to 32 adult patients with chronic hepatitis C virus (HCV) infection who either no longer respond to or failed standard therapy with pegylated interferon and ribavirin combination therapy. Planned enrollment and treatment of 24 patients was completed in February 2006 at Bach and Godofsky Infectious Diseases located in Bradenton, FL. Based on the safety profile seen to date in the first 24 patients, an additional dose level may be added to the study. Meanwhile, a repeat dose study and a combination therapy dose study are currently being planned.

For a more detailed discussion of our proprietary platforms, please refer to our Form 10-K for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission on July 14, 2005.

Company Information

All of our product candidates are being evaluated in clinical trials and preclinical studies or are in early stages of development. To date, we have not obtained regulatory approval for or commercialized any products. We have incurred significant losses since our inception and we expect to incur annual losses for at least the next two years as we continue with our drug discovery, development and commercialization efforts.

We are a Delaware corporation. Our principal offices are located at 14272 Franklin Avenue, Tustin, California 92780. The telephone number of our principal offices is 714-508-6000. Our internet addresses are www.peregrineinc.com and www.avidbio.com. The information contained on our websites is not incorporated by reference and should not be considered a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

About the Offering

Common stock offered in this prospectus	15,000,000 shares

Common stock outstanding after this offering	190,318,259 shares (1)

Use of proceeds	See “Use of Proceeds”

Nasdaq Capital Market symbol	PPHM
_____________________
(1)  Based on 175,318,259 shares outstanding as of March 28, 2006, and assumes the issuance of common stock offered in this prospectus. The number set forth above does not include approximately 27,861,462 shares of our common stock that, as of March 28, 2006, are reserved for issuance under shelf registration statements, stock option plans and warrant agreements, calculated as follows:

Number of Shares of Common Stock Reserved For Issuance
Shares reserved under shelf registration statements	4,179,180
Options issued, outstanding and reserved for future issuance	16,717,629
Warrants issued and outstanding	6,964,653
Total shares reserved	27,861,462

RISK FACTORS

An investment in our securities being offered in this prospectus is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus or incorporated herein by reference, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If We Cannot Obtain Additional Funding, Our Product Development And Commercialization Efforts May Be Reduced Or Discontinued And We May Not Be Able To Continue Operations.

At January 31, 2006, we had approximately $15.7 million in cash and cash equivalents. We have expended substantial funds on (i) the research, development and clinical trials of our product candidates, and (ii) funding the operations of our wholly owned subsidiary, Avid Bioservices, Inc. As a result, we have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future, unless and until we are able to generate sufficient revenues from Avid’s contract manufacturing services and/or from the sale and/or licensing of our products under development. While we expect Avid to generate revenues in the foreseeable future, we expect our monthly negative cash flow to continue for the foreseeable future, due to our clinical trial activities using Cotara® for the treatment of brain cancer, our ongoing clinical studies of Tarvacin™ (bavituximab) for the treatment of both solid tumors and hepatitis C virus infection, our anticipated research and development costs associated with the possible expansion our clinical indications using Tarvacin™ (bavituximab) for the treatment of other viral indications, our continued research directed towards our other technologies in preclinical development, and our possible expansion of our manufacturing capabilities. We believe we have sufficient cash on hand to meet our obligations on a timely basis through at least December 2006.

In addition to the operations of Avid, we plan to obtain any necessary financing through one or more methods including either equity or debt financing and/or negotiating additional licensing or collaboration agreements for our technology platforms. There can be no assurances that we will be successful in raising such funds on terms acceptable to us, or at all, or that sufficient additional capital will be raised to complete the research, development, and clinical testing of our product candidates.

Successful Development Of Our Products Is Uncertain. To Date, No Revenues Have Been Generated From The Commercial Sale Of Our Products And Our Products May Not Generate Revenues In The Future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

•	delays in product development, clinical testing or manufacturing;
•	unplanned expenditures in product development, clinical testing or manufacturing;
•	failure in clinical trials or failure to receive regulatory approvals;
•	emergence of superior or equivalent products;
•	inability to manufacture on our own, or through others, product candidates on a commercial scale;
•	inability to market products due to third party proprietary rights; and
•	failure to achieve market acceptance.

Because of these risks, our research and development efforts or those of our partners may not result in any commercially viable products. If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Because our licensing partners and we have not begun commercial sales of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects. Our technology may not result in any meaningful benefits to our current or potential partners. No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future. Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We Have Had Significant Losses And We Anticipate Future Losses.

We have incurred net losses in most fiscal years since we began operations in 1981. The following table represents net losses incurred during the past three fiscal years and the nine months ended January 31, 2006:
Net Loss
Nine Months Ended January 2006 (unaudited)	$12,023,000
Fiscal Year 2005	$15,452,000
Fiscal Year 2004	$14,345,000
Fiscal Year 2003	$11,559,000

As of January 31, 2006, we had an accumulated deficit of $181,826,000 (unaudited). While we expect to continue to generate revenues from Avid’s contract manufacturing services, in order to achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The costs associated with clinical trials and product manufacturing is very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate product or royalty revenues for at least the next two years, and we may never generate product revenues sufficient to become profitable or to sustain profitability.

Our Product Development Efforts May Not Be Successful.

Since our inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. During fiscal year 2006, we began exploring the use of one of our product candidates, Tarvacin™ (bavituximab), for the treatment of viral infections (in particular enveloped viruses). We recently completed planned enrollment in a Phase I trial for the treatment of people with the hepatitis C virus, and are in the process of (i) extending the study to test an additional six patients at a higher dose, and (ii) preparing trial protocols for both a repeat dose study and a combination therapy study using Tarvacin™ (bavituximab) with standard antiviral therapies. Our product candidates have not received regulatory approval and are generally in research, preclinical and clinical stages of development. If the results from any of the clinical trials are poor, those results may adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, our product candidates may take longer than anticipated to progress through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, the eligibility criteria for the study, and the availability of insurance coverage. In addition, because our Cotara® product currently in clinical trials represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our clinical study.

Clinical Trials Required For Our Product Candidates Are Expensive And Time Consuming, And Their Outcome Is Uncertain.

In order to obtain FDA approval to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans. To meet these requirements, we or our potential partners will have to conduct extensive preclinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting preclinical or clinical trials may cause us to incur additional operating expenses. Moreover, we may continue to be affected by delays associated with the preclinical testing and clinical trials of certain product candidates conducted by our partners over which we have no control. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	slower than expected rates of patient recruitment;
•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
•	the need or desire to modify our manufacturing processes;
•	the inability to adequately observe patients after treatment;
•	changes in regulatory requirements for clinical trials;
•	the lack of effectiveness during the clinical trials;
•	unforeseen safety issues;
•	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from preclinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Clinical trials that we conduct or that third-parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

Success In Early Clinical Trials May Not Be Indicative Of Results Obtained In Later Trials.

Results of our early clinical trials using our targeted antibody technology are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical results. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

If We Cannot License Or Sell Our Cotara®, It May Be Delayed Or Never Be Further Developed.

We have concluded our Phase I and Phase II study with Cotara® for brain cancer, and are collaborating with various universities that are members of the consortium New Approaches to Brain Tumor Therapy Consortium (“NABTT”) that are initiating the first part of our FDA approved Phase II/III registration trial with Cotara® for the treatment of brain cancer. In addition, we are also exploring additional sites outside of the United States to expedite the Phase II/III trial. Once we complete the initial two parts of the Cotara® Phase II/III registration study for brain cancer, substantial financial resources will be needed to complete the final part of the registration trial and any additional supportive clinical studies necessary for potential product approval. We do not presently have the financial resources internally to complete the entire remaining portion of the Phase II/III registration trial. We therefore intend to continue to seek a licensing or funding partner for Cotara®, and hope that the data from this collaboration with members of NABTT together with other data from possible non-United States trials, if any, will enhance our chances of finding such partner. If a partner is not found for this technology, we may not be able to advance the project past its current state of development. Because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a radiopharmaceutical based anti-cancer drug, we may not find a suitable partnering candidate for Cotara®. We also cannot assure you that we will be able to find a suitable licensing partner for this technology. Furthermore, we cannot assure you that if we do find a suitable licensing partner, the financial terms that they propose will be acceptable to the Company.

Our Dependency On One Radiolabeling Supplier May Negatively Impact Our Ability To Complete Clinical Trials And Market Our Products.

We have procured our antibody radioactive isotope combination services (“radiolabeling”) with Iso-tex Diagnostics, Inc. for all U.S. clinical trials using Cotara®. If this supplier is unable to continue to qualify its facility or radiolabel and supply our antibody in a timely manner, our current clinical trial or potential licensing partner’s clinical trials using radiolabeling technology could be adversely affected and delayed. While there are other suppliers for radioactive isotope combination services, our clinical trial would be delayed for up to twelve to eighteen months because it may take that amount of time to certify a new facility under current Good Manufacturing Practices and qualify the product, plus we would incur significant costs to transfer our technology to another vendor. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. An antibody that has been combined with a radioactive isotope, such as Iodine 131, cannot be stored for long periods of time, as it must be used within one week of being radiolabeled to be effective. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials conducted by us or a potential licensing partner.

Our Manufacturing Facilities May Not Continue To Meet Regulatory Requirements And Have Limited Capacity.

Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured be in compliance with current good manufacturing practices, or cGMP requirements. To be successful, our therapeutic products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs. Currently, we manufacture all preclinical and clinical material through Avid Bioservices, our wholly owned subsidiary. While we believe our current facilities are adequate for the manufacturing of product candidates for clinical trials, our facilities may not be adequate to produce sufficient quantities of any products for commercial sale.

If we are unable to establish and maintain a manufacturing facility or secure third-party manufacturing capacity within our planned time frame and cost parameters, the development and sales of our products, if approved, may be materially harmed.

We may also encounter problems with the following:

•	production yields;
•	quality control and quality assurance;
•	shortages of qualified personnel;
•	compliance with FDA regulations, including the demonstration of purity and potency;
•	changes in FDA requirements;
•	production costs; and/or
•	development of advanced manufacturing techniques and process controls.

In addition, we or any third-party manufacturer will be required to register the manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with cGMP or other regulations. If any of our third-party manufacturers or we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

We May Have Significant Product Liability Exposure Because We Maintain Only Limited Product Liability Insurance.

We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient. Although we maintain product liability insurance for clinical studies in the amount of $3,000,000 per occurrence or $3,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

In addition, the contract manufacturing services that we offer through Avid expose us to an inherent risk of liability as the antibodies or other substances manufactured by Avid, at the request and to the specifications of our customers, could possibly cause adverse effects or have product defects. We obtain agreements from our customers indemnifying and defending us from any potential liability arising from such risk. There can be no assurance that such indemnification agreements will adequately protect us against potential claims relating to such contract manufacturing services or protect us from being named in a possible lawsuit. Although Avid has procured insurance coverage, there is no guarantee that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed. A partially successful or completely uninsured claim against Avid would have a material adverse effect on our consolidated operations.

The Liquidity Of Our Common Stock Will Be Adversely Affected If Our Common Stock Is Delisted From The Nasdaq Capital Market.

Our common stock is presently traded on The Nasdaq Capital Market. To maintain inclusion on the Nasdaq Capital Market, we must continue to meet the following six listing requirements:

1.
Net tangible assets of at least $2,500,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;

2.	Public float of at least 500,000 shares;
3.	Market value of our public float of at least $1,000,000;
4.	A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of thirty consecutive trading days;
5.	At least two market makers; and
6.	At least 300 stockholders, each holding at least 100 shares of common stock.

We cannot guarantee that we will be able to maintain the minimum closing bid price requirement or maintain any of the other requirements in the future. The market price of our common stock has generally been highly volatile. During our first three quarters of fiscal year 2006 ended January 31, 2006, the trading price of our common stock on the Nasdaq Capital Market ranged from $0.88 per share to $1.76 per share. If we fail to meet any of the Nasdaq Capital Market listing requirements, the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of the common stock. During the third quarter ended January 31, 2006, the closing bid price of our common stock was less than $1.00 for a period of 27 consecutive trading days. Had the closing bid price not equaled at least $1.00 prior to the close of the 30th day, we would have been out of compliance with a continued listing requirement and subject to delisting if we did not regain compliance in accordance with the Nasdaq listing rules within 180 days thereafter.

If our common stock is delisted, we would apply to have our common stock quoted on the over-the-counter electronic bulletin board. Upon any such delisting, our common stock would become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks. A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or Capital Market, that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

The Sale Of Substantial Shares Of Our Common Stock May Depress Our Stock Price.

As of March 28, 2006, we had approximately 175,318,000 shares of our common stock outstanding, and for that date the last reported sales price of our common stock was $1.40 per share.

We could also issue up to approximately 27,861,000 additional shares of our common stock reserved for issuance under our shelf registration statements, stock option plans and outstanding warrants, as further described in the following table:

Number of Shares of Common Stock Reserved For Issuance
Shares reserved under shelf registration statements	4,179,000
Common shares reserved for issuance under stock option plans	16,718,000
Common shares issuable upon exercise of outstanding warrants	6,964,000
Total	27,861,000

Of the total warrants and options outstanding as of March 28, 2006, approximately 11,213,000 options and warrants would be considered dilutive to stockholders because we would receive an amount per share which is less than the market price of our common stock at March 28, 2006.

Our Highly Volatile Stock Price And Trading Volume May Adversely Affect The Liquidity Of Our Common Stock.

The market price of our common stock and the market prices of securities of companies in the biotechnology sector have generally been highly volatile and are likely to continue to be highly volatile.

The following table shows the high and low sales price and trading volume of our common stock for each quarter in the three years ended April 30, 2005, and our three fiscal quarters ended January 31, 2006:

	Common Stock Sales Price		Common Stock Daily Trading Volume (000’s omitted)
	High	Low	High	Low
Fiscal Year 2006
Quarter Ended January 31, 2006	$1.40	$0.88	12,152	251
Quarter Ended October 31, 2005	$1.28	$0.91	4,619	156
Quarter Ended July 31, 2005	$1.31	$0.92	7,715	178
Fiscal Year 2005
Quarter Ended April 30, 2005	$1.64	$1.11	5,945	223
Quarter Ended January 31, 2005	$1.45	$0.99	6,128	160
Quarter Ended October 31, 2004	$1.96	$0.95	2,141	148
Quarter Ended July 31, 2004	$1.92	$0.88	1,749	131
Fiscal Year 2004
Quarter Ended April 30, 2004	$2.85	$1.56	3,550	320
Quarter Ended January 31, 2004	$3.14	$2.01	6,062	201
Quarter Ended October 31, 2003	$2.44	$1.25	18,060	314
Quarter Ended July 31, 2003	$2.19	$0.60	12,249	255
Fiscal Year 2003
Quarter Ended April 30, 2003	$0.85	$0.44	3,239	94
Quarter Ended January 31, 2003	$1.20	$0.50	3,619	59
Quarter Ended October 31, 2002	$0.93	$0.35	1,696	104
Quarter Ended July 31, 2002	$2.29	$0.66	1,686	113

The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	Announcements of technological innovations or new commercial products by us or our competitors;
•	publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
•	our financial results or that of our competitors;
•	published reports by securities analysts;
•	announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
•	developments and/or disputes concerning our patent or proprietary rights;
•	regulatory developments and product safety concerns;
•	general stock trends in the biotechnology and pharmaceutical industry sectors;
•	public concerns as to the safety and effectiveness of our products;
•	economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
•	health care reimbursement reform and cost-containment measures implemented by government agencies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock, and may otherwise negatively affect the liquidity of our common stock.

If We Are Unable To Obtain, Protect And Enforce Our Patent Rights, We May Be Unable To Effectively Protect Or Exploit Our Proprietary Technology, Inventions And Improvements.

Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents. We try to protect our proprietary positions by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business. However, if we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe upon our patents.

Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Accordingly, the degree of future protection for our patent rights is uncertain. The risks and uncertainties that we face with respect to our patents include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
•	the claims of any patents that issue may not provide meaningful protection;
•	we may be unable to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	other parties may challenge patents licensed or issued to us;
•
disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around out patented technologies.

We May Become Involved In Lawsuits To Protect Or Enforce Our Patents That Would Be Expensive And Time Consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

We May Not Be Able To Compete With Our Competitors In The Biotechnology Industry Because Many Of Them Have Greater Resources Than We Do And They Are Further Along In Their Development Efforts.

The biotechnology industry is intensely competitive. We face competition from pharmaceutical companies, pharmaceutical divisions of chemical companies, and biotechnology companies of various sizes. Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products.

We are conducting the initial part of our Cotara® product registration trial for the treatment of recurrent brain cancer as a stand-alone study in collaboration with certain universities that are part of New Approaches to Brain Tumor Therapies (“NABTT”) consortium. Companies conducting late stage clinical trials in brain cancer that may complete with us include, among others, Xenova Group plc, Allos Therapeutics, Inc. and NeoPharm. Xenova is in a phase III clinical trial of TransMID™ for the treatment of progressive or recurrent non-operable glioblastoma multiforme. Allos Therapeutics, Inc. is developing RSR13 (efaproxiral) for the treatment of patients with brain metastases originating from breast cancer in a phase III study. NeoPharm is developing IL13-PE38QQR for the treatment of recurrent glioblastoma multiforme completed enrollment in a Phase III study in December 2005.

Most of our other products are in early stages of development or clinical trials, including Tarvacin™ (bavituximab). Tarvacin™ (bavituximab) for the treatment of advanced solid cancers is currently in Phase I clinical trials. As for Tarvacin™ (bavituximab), there are a number of possible competitors with approved products or who are developing targeted agents in combination with standard chemotherapy, including but not limited to, Avastin™ by Genentech, Iressa® by AstraZeneca, Gleevec® by Novartis, Tarceva™ by OSI Pharmaceuticals and Genentech, Erbitux™ by ImClone, and panitumumab by Abgenix. Due to the significant number of companies attempting to develop cancer therapeutics combined with the fact that our other products are generally in early stages of development, we cannot provide an accurate listing of all possible competitors at this stage of development.

In addition, we recently completed planned enrollment in our Phase I clinical trial using Tarvacin™ (bavituximab) for the treatment of hepatitis C virus (“HCV”). There are a number of companies that have products approved and on the market for the treatment of HCV, including but not limited to: Peg-Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), and Intron-A (interferon-alpha-2a), which are marketed by Schering-Plough, and Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon-A (interferon-alpha-2a), which are marketed by Roche. In addition, a number of companies have products in clinical trials for the treatment of HCV, such as Schering-Plough, Idenix Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated, Valeant Pharmaceuticals International, Anadys Pharmaceuticals, Inc., Coley Pharmaceutical Group, Inc. among others.

New And Potential New Accounting Pronouncements May Impact Our Future Financial Position And Results Of Operations

There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial position and results of operations. For example, in December 2004, the FASB issued an amendment to SFAS No. 123, Accounting For Stock-Based Compensation (“FAS 123R”). We are required to implement this standard during fiscal year 2007 commencing May 1, 2006. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 (“APB 25”), and instead requires companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options. The adoption of SFAS No. 123R will materially impact our financial position and results of operations for future periods. Our actual share-based compensation expense in fiscal year 2007 and subsequent periods will be dependent on a number of factors, including the amount of awards granted and the fair value of those awards at the time of grant. Also, a change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. Other new accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. Changes to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business, which may also adversely affect our stock price.

If We Lose Qualified Management And Scientific Personnel Or Are Unable To Attract And Retain Such Personnel, We May Be Unable To Successfully Develop Our Products Or We May Be Significantly Delayed In Developing Our Products.

Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and also upon our scientific researchers. For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. Steven W. King, our President and Chief Executive Officer, would adversely affect our development efforts and clinical trial programs during the six to twelve month period that we estimate it would take to find and train a qualified replacement.

We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

Our Governance Documents And State Law Provide Certain Anti-Takeover Measures Which Will Discourage A Third Party From Seeking To Acquire Us Unless Approved By the Board of Directors.

We adopted a shareholder rights plan, commonly referred to as a “poison pill,” on March 16, 2006. The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our board of directors. Under the plan, the acquisition of 15% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 15% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror. The shareholder rights plan may have the effect of dissuading a potential hostile acquiror from making an offer for our common stock at a price that represents a premium to the then-current trading price. In addition, our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices. For example,

•	no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;
•	special meetings of stockholders may be called only by our board of directors; and
•
our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.

Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder.

FORWARD-LOOKING STATEMENTS

Some of the statements under “About Peregrine Pharmaceuticals, Inc.”, “Risk Factors” and elsewhere in this prospectus constitute “forward-looking” statements. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus, we are authorized to issue up to 250,000,000 shares of common stock, $.001 par value per share. As of March 28, 2006, 175,318,259 shares of our common stock were outstanding, and an additional 27,861,462 shares were reserved for issuance under our shelf registration statements, stock option plans and warrant agreements.

Dividends

Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

           If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

           If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

           With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

           Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Capital Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

           The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “PPHM.”

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer LLP, Costa Mesa, California, counsel to Peregrine Pharmaceuticals, Inc. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of April 30, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities being offered by this prospectus. For further information pertaining to our securities being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the Commission’s web site on the Internet at http://www.sec.gov. Our common stock is traded on the Nasdaq Capital Market under the symbol “PPHM.” Reports, proxy statements and other information concerning our Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus. We have filed the following documents with the Commission. These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2005, as filed with the Commission on July 14, 2005, under Section 13(a) of the Securities Exchange Act of 1934;

2.
our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2005, October 31, 2005 and January 31, 2006 filed with the Commission on September 9, 2005, December 12, 2005 and March 13, 2006, respectively;

3.
our Current Reports on Form 8-K as furnished to the Commission on July 15, 2005, September 9, 2005, October 28, 2005, November 23, 2005, December 9, 2005, December 23, 2005, February 16, 2006, March 13, 2006 and March 17, 2006;

4.	our Definitive Proxy Statement with respect to the Annual Meeting of Stockholders to be held on October 24, 2005, as filed with the Commission on August 29, 2005;

5.
the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

6.
the description of our preferred stock purchase rights contained in our Form 8-A filed under the Securities Exchange Act of 1934 on March 17, 2006, including any amendment or report filed for the purpose of updating such descriptions; and

7.	all other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2005.

All documents we have filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Attention: Paul J. Lytle, Chief Financial Officer, 14272 Franklin Avenue, Tustin, California 92780-7017, telephone number (714) 508-6000. See also “Where to Learn More About Us.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1	Common Stock
OUR BUSINESS	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DESCRIPTION OF COMMON STOCK	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	15
EXPERTS	15
WHERE TO LEARN MORE ABOUT US	15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16	Prospectus
DISCLOSURE OF COMMISSION
POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES	17

		Dated: April 12, 2006